Investor Contact	Media Contact
Linda Ventresca	Michael Herley
AXIS Capital Holdings Limited	Kekst
investorrelations@axiscapital.com	michael.herley@kekst.com
+1-441-405-2727	+1-212-521-4897

AXIS CAPITAL REPORTS SECOND QUARTER 2017 RESULTS

For the second quarter of 2017, the Company reports:

•	Net income available to common shareholders of $85 million, or $1.01 per diluted common share

•	Non-GAAP operating income[1] of $110 million, or $1.31 per diluted common share

•	Annualized return on average common equity of 6.7%

•	Annualized non-GAAP operating return on average common equity of 8.6%

•	Diluted book value per common share growth of 3% in the quarter and 5% for the last twelve months, to $60.45

Pembroke, Bermuda, July 26, 2017 - AXIS Capital Holdings Limited ("AXIS Capital" or "the Company") (NYSE: AXS) today reported net income available to common shareholders for the second quarter of 2017 of $85 million, or $1.01 per diluted common share, compared to $119 million, or $1.29 per diluted common share, for the second quarter of 2016. Net income available to common shareholders for the six months ended June 30, 2017 was $90 million, or $1.05 per diluted common share, compared with $158 million, or $1.69 per diluted common share, for the corresponding period in 2016.

Non-GAAP operating income for the second quarter of 2017 was $110 million, or $1.31 per diluted common share, compared to $47 million, or $0.51 per diluted common share, for the second quarter of 2016. For the six months ended June 30, 2017, AXIS Capital reported non-GAAP operating income of $161 million, or $1.89 per diluted common share, compared with non-GAAP operating income of $149 million, or $1.59 per diluted common share for the first six months of 2016.

1 Non-GAAP operating income and non-GAAP operating return on average common equity are "non-GAAP financial measures" as defined in Regulation G. A reconciliation of non-GAAP operating income to net income available to common shareholders (the nearest GAAP financial measure) and the calculation of operating return on average common equity are provided in this release, as is a discussion of the rationale for the presentation of these items.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Commenting on the second quarter 2017 financial results, Albert Benchimol, President and CEO of AXIS Capital, said:

"This quarter we continued to take tangible actions and make strong progress in advancing our strategy to build long-term profitable growth for AXIS. We are reporting operating ROE of 8.6% and growth in book value per share, adjusted for dividends, of 3% for the second quarter. Our underwriting results absorbed the impact of a higher frequency of Property losses and the continuing effect of the Ogden rate change, which reflects the benefits associated with our portfolio construction activities."

"We continue to enhance the AXIS franchise, dedicating more resources to data and analytics, recruiting top talent, and expanding our activities with strategic capital partners to do more for our clients and brokers and earn attractive fee income, and furthering our strategy of growing scale and relevance in attractive markets."

"In addition to organic growth in targeted lines of business during the quarter, we closed on the acquisition of Aviabel, a European specialty aviation (re)insurer and, earlier this month, we announced our offer to acquire Novae Group plc, a diversified specialty (re)insurer operating through Lloyd’s of London. Our proposed acquisition of Novae would accelerate strategic initiatives and strengthen our positioning in the important London market for international specialty risks."

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Second Quarter Highlights2

•
Gross premiums written increased by $42 million or 3% (4% on a constant currency basis3) to $1.4 billion, with an increase of $30 million, or 6% in our reinsurance segment and an increase of $12 million, or 2% (3% on a constant currency basis3) in our insurance segment;

•	Net premiums written decreased 5% (4% on a constant currency basis3) to $956 million;

•	Net premiums earned increased by 4% (5% on a constant currency basis3) to $981 million;

•	Combined ratio of 97.6%, compared to 102.2%;

•	Current year accident loss ratio of 68.9%, compared to 75%;

•	Pre-tax catastrophe and weather-related net losses, net of reinstatement premiums, of $50 million, or 5.1 points, compared to $109 million, or 11.7 points;

•	Favorable prior year net reserve development of $71 million (benefiting the combined ratio by 7.2 points), compared to $78 million (benefiting the combined ratio by 8.2 points);

•	Net investment income increased to $106 million, compared to $92 million;

•
Pre-tax total return on cash and investments[4] of 1.2%, including foreign exchange movements, or 1%, excluding foreign exchange movements. The comparable prior period pre-tax total return was 1.2% including (or 1.4% excluding) foreign exchange movements;

•
Fee income from strategic capital partners[5] of $12 million ($5 million included in other insurance related income and $7 million included as a benefit to general and administrative expenses), compared to $1 million;

•	Bargain purchase gain of $15 million associated with the acquisition of Aviabel. This gain is excluded from non-GAAP operating income;

•	Net income available to common shareholders of $85 million and an annualized return on average common equity of 6.7%, compared to $119 million and 9%, respectively;

•	Non-GAAP operating income of $110 million, representing an annualized non-GAAP operating return on average common equity of 8.6%, compared to $47 million and 3.6%;

•	Net cash flows from operations of $185 million, compared to $77 million;

•	Diluted book value per common share of $60.45, an increase of 3% compared to the prior quarter, and a 5% increase over the last 12 months;

•	Dividends declared of $0.38 per common share, with the total common dividends declared of $1.49 per share over the past twelve months;

•	Adjusted for dividends, diluted book value per common share increased by $1.94, or 3%, per common share for the quarter and $4.32, or 7%, per common share over the past twelve months; and

•
Total common shares repurchased during the quarter were 2 million for $131 million. Following the offer to acquire Novae Group plc ("Novae") on July 5th, 2017, the Company has suspended its open market share repurchase program. The offer is subject to regulatory approval and other customary closing conditions and is expected to close in the fourth quarter of this year.

2 All comparisons are with the same period of the prior year, unless otherwise stated.
3Amounts presented on a constant currency basis are “non-GAAP financial measures” as defined in Regulation G. The constant currency basis is calculated by applying the average foreign exchange rate from the current year to prior year amounts.
4 Pre-tax total return on cash and investments includes net investment income (loss), net realized investment gains (losses), interest in income (loss) of equity method investments and the change in unrealized gains (losses) generated by our average cash and investment balances. Total cash and invested assets represents the total cash, available for sale investments, mortgage loans, other investments, equity method investments, short-term investments, accrued interest receivable and net receivable (payable) for investments sold (purchased).
5 Fee income from strategic capital partners represents services fees and reimbursement of expenses earned by the AXIS Reinsurance segment from its strategic capital partners.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Segment Highlights

Insurance Segment

Our insurance segment reported gross premiums written of $796 million in the second quarter of 2017, an increase of $12 million, or 2% (3% on a constant currency basis), compared to gross premiums written of $784 million in the second quarter of 2016. The increase in gross premiums written was attributable to our liability lines driven by new business, and our aviation lines associated with our recent acquisition of Aviabel. These increases were partially offset by a decrease in premiums written in our property lines due to the impact of our exit from some retail insurance operations in the U.S. last year, and a decrease in our marine lines largely due to timing differences.

For the six months ended June 30, 2017, gross premiums written were $1.5 billion, an increase of $53 million, or 4%, compared to the same period in 2016. The increase in gross premiums written was attributable to our accident and health lines and our liability lines primarily driven by new business. These increases were partially offset by a decrease in premiums written in our marine lines largely due to timing differences, and a decrease in our property lines due to the impact of our exit from some retail insurance operations in the U.S. last year.

Net premiums written were comparable (2% increase on a constant currency basis) and increased by 3% (4% on a constant currency basis) in the three and six months ended June 30, 2017, respectively, compared to the same periods in 2016 reflecting the increase in gross premiums written, and a decrease in premiums ceded in our professional lines attributable to the impact of our exit from retail insurance operations in Australia, partially offset by an increase in premiums ceded in our liability and marine lines.

Net premiums earned increased by 12% (14% on a constant currency basis) and 8% (10% on a constant currency basis) in the three and six months ended June 30, 2017, respectively, compared to the same periods in 2016. The increases were largely due to strong premiums growth in our accident and health lines as well as our property lines in recent periods, together with a decrease in ceded premiums earned in our property lines.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Our insurance segment reported an underwriting loss of $0.5 million for the current quarter, compared to an underwriting loss of $11 million in the second quarter of 2016. The current quarter’s underwriting results reflected a combined ratio of 100.2%, compared to 102.5% in the same period in 2016. This included a decrease in the current accident year loss ratio to 69.9% this quarter from 74.3% in the second quarter of 2016. During the second quarter of 2017, we incurred pre-tax catastrophe and weather-related losses of $41 million, or 8.4 points, primarily attributable to U.S. weather-related events, compared to $49 million, or 11.1 points, of catastrophe and weather-related losses reported during the same period in 2016. After adjusting for catastrophe and weather-related losses, the segment's current accident year loss ratio in the second quarter decreased by 1.7 points, compared to the same period in 2016,  primarily due to a decrease in mid-size loss experience in our marine lines and changes in business mix, partially offset by an increase in attritional loss experience in our property lines, and the ongoing adverse impact of rate and trend.

Net favorable prior year loss reserve development was $20 million, or 3.9 points, this quarter compared to $20 million, or 4.6 points, in the second quarter of 2016.

The segment's acquisition cost ratio increased in the quarter to 16.5% from 14.1%, primarily related to changes in business mix in our accident and health lines.

The segment's general and administrative expense ratio decreased in the quarter to 17.7% from 18.7%, driven by an increase in net premiums earned.

For the six months ended June 30, 2017, our insurance segment reported underwriting income of $12 million, compared to $6 million for the same period in 2016. The increase in underwriting income was principally associated with a decrease in the current accident year loss ratio excluding catastrophe and weather-related losses and an increase in net favorable prior year reserve development.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Reinsurance Segment

Our reinsurance segment reported gross premiums written of $566 million in the second quarter of 2017, an increase of $30 million, or 6%, compared to gross premiums written of $536 million in the second quarter of 2016. The increase in gross premiums written was primarily driven by our motor, catastrophe and property lines, partially offset by a decrease in our agriculture lines. The increase in our motor lines was largely due to timing differences and favorable premium adjustments. The increase in our catastrophe and property lines was primarily driven by new business spread across several cedants. Favorable treaty restructuring and increased line sizes on a number of treaties also contributed to the increase in our property lines. The decrease in our agriculture lines was due to the non-renewal of a significant treaty.

For the six months ended June 30, 2017, gross premiums written were $1.8 billion, a decrease of $58 million, or 3% (1% on a constant currency basis), compared to the same period in 2016. The decrease in gross premiums written was primarily driven by a lower level of premiums written on a multi-year basis, notably in our credit and surety lines and our liability lines. These decreases were partially offset by an increase in our agriculture, catastrophe, and property lines. The increase in agriculture is due to increased participation on a renewing treaty, which more than offset the cancellation of a large treaty. The increase in our catastrophe and property lines was driven by new business spread across several cedants.

Net premiums written decreased by 11% (10% on a constant currency basis) in the second quarter of 2017 compared to the same period in 2016, reflecting an increase in premiums ceded to our strategic capital partners, partially offset by the increase in gross premiums written in the quarter. The increase in premiums ceded was attributable to our agriculture lines, together with the impact of the retrocessional cover entered into with Harrington Re Ltd., which increased premiums ceded in our professional and liability lines.

On a year-to-date basis, net premiums written decreased by 15% (13% on a constant currency basis) compared to 2016, reflecting the impact of the retrocessional cover entered into with Harrington Re Ltd., as well as an increase in premiums ceded in our catastrophe, credit and surety lines, and our agriculture lines, together with a decrease in gross premiums written.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Net premiums earned decreased by 4% (2% on a constant currency basis) and were comparable (4% increase on a constant currency basis) in the three and six months ended June 30, 2017, respectively, compared to the same periods in 2016. The decrease in net premiums earned was driven by an increase in ceded premiums earned in our catastrophe and agriculture lines, together with the impact of the retrocession to Harrington Re Ltd., which increased ceded premiums earned in our professional lines, as well as a decrease in gross premiums earned in our professional lines. These decreases were partially offset by strong premium growth in our motor and catastrophe lines. On a year-to-date basis, net premiums earned were also impacted by strong premium growth in our agriculture lines.

Our reinsurance segment reported underwriting income of $57 million for the current quarter, compared to $21 million in the second quarter of 2016. The current quarter’s underwriting results reflected a combined ratio of 88.6%, compared to 95.7% in the same period in 2016. This included a decrease in the current accident year loss ratio to 67.9% this quarter from 75.6% in the second quarter of 2016. During the second quarter of 2017, we incurred pre-tax catastrophe and weather-related losses of $9 million, or 1.8 points, primarily attributable to U.S. weather-related events, compared to $61 million, or 12.2 points, of catastrophe and weather-related losses reported during the same period in 2016. After adjusting for the catastrophe and weather-related losses, the segment's current accident year loss ratio in the second quarter increased by 2.7 points, compared to the same period in 2016, primarily due to a large risk loss in our property lines, the impact of the Ogden rate change on our motor lines, and the ongoing adverse impact of rate and trend.

Net favorable prior year reserve development was $51 million, or 10.6 points, this quarter compared to $58 million, or 11.4 points, in the second quarter of 2016.

The segment's acquisition cost ratio was comparable to the same period in 2016 attributable to the impact of retrocessional contracts, largely offset by changes in the business mix.

The segment's general and administrative expenses in the second quarter of 2017 were comparable to the same period in 2016 reflecting the benefits from strategic capital partner arrangements.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

For the six months ended June 30, 2017, our reinsurance segment reported underwriting income of $61 million compared to $103 million for the same period of 2016, principally associated with lower net favorable prior year reserve development relating to the Ogden rate change recognized in the first quarter.

Investments

Net investment income of $106 million for the quarter represents a $14 million increase from the second quarter of 2016, and a $7 million increase from the first quarter of 2017, primarily due to changes in the fair value of our alternative investments ("other investments"). These investments generated a gain of $24 million in the current quarter, compared to a gain of $14 million in the second quarter of 2016, and a gain of $19 million in the first quarter of 2017.

Net realized investment losses for the quarter were $4 million, compared to net realized investment gains of $21 million in the second quarter of 2016, and net realized investment losses of $25 million in the first quarter of 2017.

Capitalization / Shareholders’ Equity

Our total capital6 at June 30, 2017 was $6.9 billion, including $1 billion of senior notes and $0.8 billion of preferred equity, compared to $7.3 billion at December 31, 2016. The decrease in total capital is attributable to the redemption of the remaining $351 million of 6.875% Series C preferred shares, as well as the repurchase of $282 million of our common shares during the first six months of 2017. These decreases were partially offset by net income generated in the period as well as an increase in unrealized investment gains reported in other comprehensive income, following an increase in the market value of our fixed income and equity investment portfolios in the six months ended June 30, 2017.

At July 26, 2017, the Company had $739 million of remaining authorization under our Board-authorized share repurchase program for common share repurchases through December 31, 2017. Following the offer to acquire Novae on July 5th, 2017, the Company has suspended its open market share repurchase program. The offer is subject to regulatory approval and other customary closing conditions and is expected to close in the fourth quarter of this year.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Diluted book value per common share, calculated on a treasury stock basis, increased by $1.56 in the current quarter and by $2.83 over the past twelve months, to $60.45. The increase in the quarter was primarily driven by net income generated as well as an increase in unrealized investment gains reported in other comprehensive income, while the increase over the past twelve months was driven by net income generated during the period, partially offset by common share dividend declared and unrealized investment losses.

During the second quarter of 2017, the Company declared common dividends of $0.38 per share, with total common dividends declared of $1.49 per share over the past twelve months. Adjusted for dividends declared, the diluted book value per common share increased by $1.94, or 3%, for the quarter and $4.32, or 7%, over the past twelve months.

6 Total capital represents the sum of total shareholders' equity and our senior notes.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Conference Call

We will host a conference call on Thursday, July 27, 2017, at 9:00 AM (Eastern) to discuss the second quarter financial results and related matters. The teleconference can be accessed by dialing (888) 317-6003 (U.S. callers) or (412) 317-6061 (international callers) approximately ten minutes in advance of the call and entering the passcode 9599509. A live, listen-only webcast of the call will also be available via the Investor Information section of the Company’s website at www.axiscapital.com. A replay of the teleconference will be available for two weeks by dialing (877) 344-7529 (U.S. callers) or (412) 317-0088 (international callers) and entering the passcode 10109593. The webcast will be archived in the Investor Information section of the Company’s website.

In addition, a financial supplement relating to our financial results for the quarter ended June 30, 2017 is available in the Investor Information section of our website.

AXIS Capital is a Bermuda-based global provider of specialty lines insurance and treaty reinsurance with shareholders’ equity at June 30, 2017 of $5.9 billion and locations in Bermuda, the United States, Europe, Singapore, Middle East, Canada and Latin America. Its operating subsidiaries have been assigned a rating of “A+” (“Strong”) by Standard & Poor’s and “A+” (“Superior”) by A.M. Best. For more information about AXIS Capital, visit our website at www.axiscapital.com.

Please be sure to follow AXIS Capital on LinkedIn.

LinkedIn: http://bit.ly/2kRYbZ5

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED
CONSOLIDATED BALANCE SHEETS
JUNE 30, 2017 (UNAUDITED) AND DECEMBER 31, 2016

	2017	2016

	(in thousands)
Assets
Investments:
Fixed maturities, available for sale, at fair value	$11,424,295	$11,397,114
Equity securities, available for sale, at fair value	738,489	638,744
Mortgage loans, held for investment, at amortized cost and fair value	349,916	349,969
Other investments, at fair value	813,617	830,219
Equity method investments	109,258	116,000
Short-term investments, at amortized cost and fair value	10,146	127,461
Total investments	13,445,721	13,459,507
Cash and cash equivalents	728,519	1,039,494
Restricted cash and cash equivalents	286,751	202,013
Accrued interest receivable	72,626	74,971
Insurance and reinsurance premium balances receivable	3,050,222	2,313,512
Reinsurance recoverable on unpaid and paid losses	2,184,934	2,334,922
Deferred acquisition costs	591,397	438,636
Prepaid reinsurance premiums	733,836	556,344
Receivable for investments sold	18,754	14,123
Goodwill and intangible assets	86,220	85,049
Other assets	300,658	295,120
Total assets	$21,499,638	$20,813,691

Liabilities
Reserve for losses and loss expenses	$9,878,662	$9,697,827
Unearned premiums	3,704,003	2,969,498
Insurance and reinsurance balances payable	677,204	493,183
Senior notes	993,511	992,950
Payable for investments purchased	95,865	62,550
Other liabilities	257,698	325,313
Total liabilities	15,606,943	14,541,321

Shareholders' equity
Preferred shares	775,000	1,126,074
Common shares	2,206	2,206
Additional paid-in capital	2,283,523	2,299,857
Accumulated other comprehensive income (loss)	84,306	(121,841)
Retained earnings	6,551,801	6,527,627
Treasury shares, at cost	(3,804,141)	(3,561,553)
Total shareholders' equity	5,892,695	6,272,370

Total liabilities and shareholders' equity	$21,499,638	$20,813,691

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2017 AND 2016

	Three months ended		Six months ended
	2017	2016	2017	2016

	(in thousands, except per share amounts)
Revenues
Net premiums earned	$981,431	$946,990	$1,920,133	$1,849,331
Net investment income	106,063	91,730	204,728	140,896
Net realized investment gains (losses)	(4,392)	21,010	(29,443)	(45,500)
Other insurance related income (losses)	2,560	(892)	(1,222)	(1,094)
Bargain purchase gain	15,044	—	15,044	—
Total revenues	1,100,706	1,058,838	2,109,240	1,943,633

Expenses
Net losses and loss expenses	605,332	632,294	1,212,273	1,131,256
Acquisition costs	204,361	189,125	394,153	369,761
General and administrative expenses	147,816	146,746	309,075	296,648
Foreign exchange losses (gains)	36,118	(56,602)	57,583	(55,986)
Interest expense and financing costs	12,751	12,914	25,543	25,747
Total expenses	1,006,378	924,477	1,998,627	1,767,426

Income before income taxes and interest in income (loss) of equity method investments	94,328	134,361	110,613	176,207
Income tax (expense) benefit	3,333	(4,901)	12,670	1,639
Interest in loss of equity method investments	(1,975)	—	(7,741)	—
Net income	95,686	129,460	115,542	177,846
Preferred shares dividends	10,656	9,969	25,497	19,938
Net income available to common shareholders	$85,030	$119,491	$90,045	$157,908

Per share data
Net income per common share:
Basic net income	$1.01	$1.30	$1.06	$1.70
Diluted net income	$1.01	$1.29	$1.05	$1.69
Weighted average number of common shares outstanding - basic	84,141	91,926	85,076	92,980
Weighted average number of common shares outstanding - diluted	84,511	92,558	85,647	93,705
Cash dividends declared per common share	$0.38	$0.35	$0.76	$0.70

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED
CONSOLIDATED SEGMENTAL DATA (UNAUDITED)
FOR THE THREE MONTHS ENDED JUNE 30, 2017 AND 2016

	2017			2016
	Insurance	Reinsurance	Total	Insurance	Reinsurance	Total

	(in thousands)
Gross premiums written	$796,023	$566,304	$1,362,327	$784,017	$536,417	$1,320,434
Net premiums written	527,678	428,339	956,017	526,764	480,586	1,007,350
Net premiums earned	493,836	487,595	981,431	439,279	507,711	946,990
Other insurance related income (losses)	508	2,052	2,560	(234)	(658)	(892)
Net losses and loss expenses	(325,728)	(279,604)	(605,332)	(306,141)	(326,153)	(632,294)
Acquisition costs	(81,276)	(123,085)	(204,361)	(61,829)	(127,296)	(189,125)
Underwriting-related general and
administrative expenses(7)	(87,822)	(29,464)	(117,286)	(82,487)	(32,332)	(114,819)
Underwriting income (loss) (7)	$(482)	$57,494	57,012	$(11,412)	$21,272	9,860

Corporate expenses			(30,530)			(31,927)
Net investment income			106,063			91,730
Net realized investment gains (losses)			(4,392)			21,010
Foreign exchange (losses) gains			(36,118)			56,602
Interest expense and financing costs			(12,751)			(12,914)
Bargain purchase gain			15,044			—
Income before income taxes and interest in income (loss) of equity method investments			$94,328			$134,361

Net loss and loss expense ratio	66.0%	57.3%	61.7%	69.7%	64.2%	66.8%
Acquisition cost ratio	16.5%	25.2%	20.8%	14.1%	25.1%	20.0%
General and administrative
expense ratio	17.7%	6.1%	15.1%	18.7%	6.4%	15.4%
Combined ratio	100.2%	88.6%	97.6%	102.5%	95.7%	102.2%

7Underwriting-related general and administrative expenses and consolidated underwriting income are "non-GAAP financial measures", as defined in SEC Regulation G. Reconciliations of these amounts to the nearest GAAP financial measures (total general and administrative expenses and income before income taxes and interest in income (loss) of equity method investments, respectively) are provided in this release, as are discussions of the rationale for the presentation of these items.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED
CONSOLIDATED SEGMENTAL DATA (UNAUDITED)
FOR THE SIX MONTHS ENDED JUNE 30, 2017 AND 2016

	2017			2016
	Insurance	Reinsurance	Total	Insurance	Reinsurance	Total

	(in thousands)
Gross premiums written	$1,490,030	$1,784,169	$3,274,199	$1,437,365	$1,842,230	$3,279,595
Net premiums written	1,033,008	1,431,968	2,464,976	999,926	1,693,230	2,693,156
Net premiums earned	952,265	967,868	1,920,133	877,958	971,373	1,849,331
Other insurance related income (losses)	551	(1,773)	(1,222)	(96)	(998)	(1,094)
Net losses and loss expenses	(612,630)	(599,643)	(1,212,273)	(580,546)	(550,710)	(1,131,256)
Acquisition costs	(149,433)	(244,720)	(394,153)	(123,227)	(246,534)	(369,761)
Underwriting-related general and
administrative expenses	(178,270)	(60,816)	(239,086)	(168,064)	(70,345)	(238,409)
Underwriting income	$12,483	$60,916	73,399	$6,025	$102,786	108,811

Corporate expenses			(69,989)			(58,239)
Net investment income			204,728			140,896
Net realized investment losses			(29,443)			(45,500)
Foreign exchange (losses) gains			(57,583)			55,986
Interest expense and financing costs			(25,543)			(25,747)
Bargain purchase gain			15,044			—
Income before income taxes and interest in income (loss) of equity method investments			$110,613			$176,207

Net loss and loss expense ratio	64.3%	62.0%	63.1%	66.1%	56.7%	61.2%
Acquisition cost ratio	15.7%	25.3%	20.5%	14.0%	25.4%	20.0%
General and administrative
expense ratio	18.7%	6.2%	16.2%	19.2%	7.2%	16.0%
Combined ratio	98.7%	93.5%	99.8%	99.3%	89.3%	97.2%

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED
NON-GAAP FINANCIAL MEASURES RECONCILIATION (UNAUDITED)
NON-GAAP OPERATING INCOME, NON-GAAP OPERATING RETURN ON AVERAGE COMMON EQUITY
AND UNDERWRITING-RELATED GENERAL AND ADMINISTRATIVE EXPENSES
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2017 AND 2016

	Three months ended		Six months ended
	2017	2016	2017	2016

	(in thousands, except per share amounts)

Net income available to common shareholders	$85,030	$119,491	$90,045	$157,908
Net realized investment (gains) losses, net of tax(8)	4,450	(16,419)	28,679	45,393
Foreign exchange losses (gains), net of tax(9)	36,057	(55,589)	57,780	(54,542)
Bargain purchase gain(10)	(15,044)	—	(15,044)	—
Non-GAAP operating income	$110,493	$47,483	$161,460	$148,759

Earnings per common share - diluted	$1.01	$1.29	$1.05	$1.69
Net realized investment (gains) losses, net of tax	0.05	(0.18)	0.34	0.48
Foreign exchange losses (gains), net of tax	0.43	(0.60)	0.68	(0.58)
Bargain purchase gain	(0.18)	—	(0.18)	—
Non-GAAP operating income per common share - diluted	$1.31	$0.51	$1.89	$1.59

Weighted average common shares and common share equivalents - diluted	84,511	92,558	85,647	93,705

Average common shareholders' equity	5,110,993	5,332,221	5,131,996	5,289,111

Annualized return on average common equity	6.7%	9.0%	3.5%	6.0%

Annualized non-GAAP operating return on average common equity	8.6%	3.6%	6.3%	5.6%

8Tax cost (benefit) of $58 and $4,591 for the three months ended June 30, 2017 and 2016, respectively, and $(764) and $(107) for the six months ended June 30, 2017 and 2016, respectively. Tax impact is estimated by applying the statutory rates of applicable jurisdictions, after consideration of other relevant factors including the ability to utilize capital losses.
9Tax cost (benefit) of ($61) and $1,013 for the three months ended June 30, 2017 and 2016, respectively, and $197 and $1,444 for the six months ended June 30, 2017 and 2016, respectively. Tax impact is estimated by applying the statutory rates of applicable jurisdictions, after consideration of other relevant factors including the tax status of specific foreign exchange transactions.
10Tax impact is nil.

In addition to underwriting-related general and administrative expenses, our total general and administrative expenses of $147,816 and $146,746 for the three months ended June 30, 2017 and 2016, respectively, and $309,075 and $296,648 for the six months ended June 30, 2017 and 2016, respectively, include corporate expenses.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Cautionary Note Regarding Forward-Looking Statements

This release contains forward-looking statements within the meaning of the U.S. federal securities laws. Forward-looking statements contained in this release include our expectations regarding market conditions and information regarding our estimates of losses related to natural disasters. These statements involve risks, uncertainties and assumptions. Actual events or results may differ materially from our expectations. Important factors that could cause actual events or results to be materially different from our expectations include (1) the cyclical nature of the re(insurance) business leading to periods with excess underwriting capacity and unfavorable premium rates, (2) the occurrence and magnitude of natural and man-made disasters, (3) losses from war, terrorism and political unrest or other unanticipated losses, (4) actual claims exceeding our loss reserves, (5) general economic, capital and credit market conditions, (6) the failure of any of the loss limitation methods we employ, (7) the effects of emerging claims, coverage and regulatory issues, including uncertainty related to coverage definitions, limits, terms and conditions, (8) our inability to purchase reinsurance or collect amounts due to us, (9) the breach by third parties in our program business of their obligations to us, (10) difficulties with technology and/or data security, (11) the failure of our policyholders and intermediaries to pay premiums, (12) the failure of our cedants to adequately evaluate risks, (13) inability to obtain additional capital on favorable terms, or at all, (14) the loss of one or more key executives, (15) a decline in our ratings with rating agencies, (16) the loss of business provided to us by our major brokers and credit risk due to our reliance on brokers, (17) changes in accounting policies or practices, (18) the use of industry catastrophe models and changes to these models, (19) changes in governmental regulations and potential government intervention in our industry, (20) failure to comply with certain laws and regulations relating to sanctions and foreign corrupt practices, (21) increased competition, (22) changes in the political environment of certain countries in which we operate or underwrite business including the United Kingdom's expected withdrawal from the European Union, (23) fluctuations in interest rates, credit spreads, equity prices and/or currency values, (24) with respect to the offer to acquire Novae Group plc, (i) the effect of the announcement of the offer on our business relationships, operating results, share price or business generally, (ii) the occurrence of any event or other circumstances that could give rise to the termination or lapsing of the offer, (iii) the outcome of any legal proceedings that may be instituted against us relating to the offer and/or the acquisition, (iv) the failure to satisfy any of the conditions to completion of the acquisition, including the receipt of all required regulatory approvals and antitrust consents and (v) the failure to realize the expected synergies resulting from the acquisition and (25) the other factors set forth in our most recent report on Form 10-K, Form 10-Q and other documents on file with the Securities and Exchange Commission. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Non-GAAP Financial Measures

In this release, we present non-GAAP operating income, consolidated underwriting income (loss), underwriting-related general and administrative expenses and amounts presented on a constant currency basis, which are "non-GAAP financial measures" as defined in Regulation G.

Non-GAAP operating income represents after-tax operational results without consideration of after-tax net realized investment gains (losses), foreign exchange losses (gains) and bargain purchase gain. We also present diluted non-GAAP operating income per share and non-GAAP operating return on average common equity ("non-GAAP operating ROACE"), which are derived from the non-GAAP operating income measure. Reconciliations of non-GAAP operating income, diluted non-GAAP operating earnings per share and non-GAAP operating ROACE to the nearest GAAP financial measures (based on net income available to common shareholders) are included above.

Consolidated underwriting income is a pre-tax measure of underwriting profitability that takes into account net premiums earned and other insurance related income (losses) as revenues and net losses and loss expenses, acquisition costs and underwriting-related general and administrative costs as expenses. Underwriting-related general and administrative expenses include those general and administrative expenses that are incremental and/or directly attributable to our individual underwriting operations. While these measures are presented in the Segment Information footnote to our Consolidated Financial Statements, they are considered non-GAAP financial measures when presented elsewhere on a consolidated basis. A reconciliation of consolidated underwriting income to income before income taxes and interest in income (loss) of equity method investments (the nearest GAAP financial measure) is included in the 'Consolidated Segmental Data' section of this press release. Our total general and administrative expenses (the nearest GAAP financial measure to underwriting-related general and administrative expenses) also includes corporate expenses. The two components of total general and administrative expenses are separately presented in the 'Consolidated Segmental Data' section of this press release.

Amounts presented on a constant currency basis are calculated by applying the average foreign exchange rate from the current year to the prior year amounts.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

We present our results of operations in the way we believe will be most meaningful and useful to investors, analysts, rating agencies and others who use our financial information to evaluate our performance. This includes the presentation of "non-GAAP operating income" (in total and on a per share basis), "annualized non-GAAP operating ROACE" (which is based on the "non-GAAP operating income" measure) and "consolidated underwriting income", which incorporates "underwriting-related general and administrative expenses".

Non-GAAP Operating Income

Although the investment of premiums to generate income and realized investment gains (losses) is an integral part of our operations, the determination to realize investment gains (losses) is independent of the underwriting process and is heavily influenced by the availability of market opportunities. Furthermore, many users believe that the timing of the realization of investment gains (losses) is somewhat opportunistic for many companies.

Foreign exchange losses (gains) in our Consolidated Statements of Operations are primarily driven by the impact of foreign exchange rate movements on net insurance-related liabilities. However, this movement is only one element of the overall impact of foreign exchange rate fluctuations on our financial position. In addition, we recognize unrealized foreign exchange losses (gains) on our available-for-sale investments in other comprehensive income and foreign exchange losses (gains) realized upon the sale of these investments in net realized investment gains (losses). These unrealized and realized foreign exchange movements generally offset a large portion of the foreign exchange losses (gains) reported separately in earnings, thereby minimizing the impact of foreign exchange rate movements on total shareholders’ equity. As such, the Statement of Operations foreign exchange losses (gains) in isolation are not a fair representation of the performance of our business.

The bargain purchase gain, recognized upon the acquisition of Aviabel, reflects the amount by which the fair value of the net identifiable assets acquired exceeds the fair value of consideration transferred and is not indicative of future revenues of the company.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

In this regard, certain users of our financial statements evaluate earnings excluding after-tax net realized investment gains (losses), foreign exchange losses (gains) and bargain purchase gain to understand the profitability of recurring sources of income.

We believe that showing net income available to common shareholders exclusive of net realized gains (losses), foreign exchange losses (gains) and bargain purchase gain reflects the underlying fundamentals of our business. In addition, we believe that this presentation enables investors and other users of our financial information to analyze performance in a manner similar to how our management analyzes the underlying business performance. We also believe this measure follows industry practice and, therefore, facilitates comparison of our performance with our peer group. We believe that equity analysts and certain rating agencies that follow us, and the insurance industry as a whole, generally exclude these items from their analyses for the same reasons.

Consolidated Underwriting Income/Underwriting-Related General and Administrative Expenses

Corporate expenses include holding company costs necessary to support our worldwide insurance and reinsurance operations and costs associated with operating as a publicly-traded company. As these costs are not incremental and/or directly attributable to our individual underwriting operations, we exclude them from underwriting-related general and administrative expenses and, therefore, consolidated underwriting income. Interest expense and financing costs primarily relate to interest payable on our senior notes and are excluded from consolidated underwriting income for the same reason.

We evaluate our underwriting results separately from the performance of our investment portfolio. As such, we believe it appropriate to exclude net investment income and net realized investment gains (losses) from our underwriting profitability measure.

As noted above, foreign exchange losses (gains) in our Consolidated Statement of Operations primarily relate to our net insurance-related liabilities. However, we manage our investment portfolio in such a way that unrealized and realized foreign exchange rate losses (gains) on our investment portfolio generally offset a large portion of the foreign exchange losses (gains) arising from our underwriting portfolio. As a result, we believe that foreign exchange losses (gains) are not a meaningful contributor to our underwriting performance and, therefore, exclude them from consolidated underwriting income.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

The bargain purchase gain, recognized upon the acquisition of Aviabel, reflects the amount by which the fair value of the net identifiable assets acquired exceeds the fair value of consideration transferred and should be excluded from consolidated underwriting income since it is not related to underwriting operations.

We believe that presentation of underwriting-related general and administrative expenses and consolidated underwriting income provides investors with an enhanced understanding of our results of operations, by highlighting the underlying pre-tax profitability of our underwriting activities.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com